Exhibit 99.2
Abercrombie & Fitch
November 2006 Sales Release
Call Script
This is Tom Lennox, Vice President of Corporate Communications of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended November 25, 2006.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended November 25, 2006, were $282.9 million compared with $251.2 million last year, an increase of 13%. Comparable store sales for the four-week period decreased 3% compared with the four-week period ended November 26, 2005. Total Company direct-to-consumer net sales increased 45% to $18.4 million for the four week period ended November 25, 2006.
Year-to-date sales were $2.462 billion versus $2.075 billion last year, an increase of 19%. Comparable store sales increased 3% for the year-to-date period. Year-to-date, total Company direct-to-consumer net sales increased 34% to $117.7 million.
By brand, Abercrombie & Fitch comparable store sales decreased 5%, with men’s and women’s comps declining by a mid single digit. Transactions per store increased 4%, average transaction value declined 5%.
In the kids business, abercrombie, comparable store sales were flat to last year. Boys comps increased by a low single digit while girls comps decreased by a low single digit. Transactions per store increased 4%, average transaction value declined 3%.
Hollister comparable store sales decreased 2%. Dudes comps decreased by a mid-single digit and Betty’s comps decreased by a low single digit. Transactions per store decreased 3%, average transaction value increased 1%.
RUEHL comparable store sales were flat to last year, with the men’s and women’s declining slightly. Transactions per store increased 40%, average transaction value declined 32%.
From a merchandise classification standpoint across brands, on a total company basis, stronger performing masculine categories included woven tops, underwear and fragrance, while jeans and pants posted negative comps. In the feminine businesses, again on a total company basis, knit tops, fleece and woven tops performed very well with sweaters and jeans posting negative comps.
By region, comps were strongest in the Southwest and weakest in the West.
We will announce December sales on Thursday, January 4th, 2007.
Thank You.

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